Exhibit 3.1

CERTIFICATE OF CORPORATE DOMESTICATION

PURSUANT TO SECTION 388 OF THE

DELAWARE GENERAL CORPORATION LAW

In accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), Inflection Point Acquisition Corp. IV (f/k/a Bleichroeder Acquisition Corp. I), presently a Cayman Islands exempted company, organized and existing under the laws of the Cayman Islands (the “Non-Delaware Corporation”), does hereby certify in this certificate of corporate domestication (this “Certificate”):

1)	The Non-Delaware Corporation was first incorporated on June 24, 2024.

2)	The name under which the Non-Delaware Corporation first was formed was “Bleichroeder Acquisition Corp. I”, and the jurisdiction where the Non-Delaware Corporation first formed is the Cayman Islands.

3)	The Non-Delaware Corporation was renamed “Inflection Point Acquisition Corp. IV” on October 21, 2025.

4)	The name of the Non-Delaware Corporation immediately prior to filing this Certificate is “Inflection Point Acquisition Corp. IV”.

5)	The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Non-Delaware Corporation or any other equivalent thereto under applicable law, immediately prior to the filing of this Certificate is the Cayman Islands.

6)	The name of the corporation as set forth in the certificate of incorporation filed in accordance with Section 388(b) of the DGCL is “Merlin, Inc.”

7)	Prior to the effectiveness of this Certificate, the domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Non-Delaware Corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

8)	All provisions of the plan of domestication (the “Plan of Domestication”) adopted in accordance with Section 388(1) of the DGCL have been approved prior to the effectiveness of this Certificate in accordance with all applicable non-United States law, including approvals required under non-United States law for the authorization of the type of corporate action specified in the Plan of Domestication.

[Signature on next page.]

State of Delaware Secretary of State Division of Corporations Delivered 03:22 PM 03/13/2026 FILED 03:22 PM 03/13/2026 SR 20261185580 - File Number 10546642

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation has executed this Certificate on the 13th day of March, 2026.

INFLECTION POINT ACQUISITION CORP. IV, a Cayman Islands exempted company

/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	President, Chief Executive Officer and Director

[Signature Page to Certificate of Corporate Domestication]